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                                                                     Exhibit 5.1

                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS  60603


                                 August 12, 1996



Brunswick Corporation
1 N. Field Ct.
Lake Forest, Illinois  60045

Ladies and Gentlemen:

     We have acted as special counsel to Brunswick Corporation, a Delaware corporation (the "Company"), in connection with the corporate proceedings (the "Corporate Proceedings") taken and to be taken relating to the public offering of the following securities (the "Securities") of the Company having an aggregate initial offering price of up to $600,000,000: (i) common stock, par value $.75 per share (the "Common Stock"), of the Company, (ii) preferred stock, par value $.75 per share (the "Preferred Stock"), of the Company, (iii) depositary shares evidenced by depositary receipts and representing shares of Preferred Stock (the "Depositary Shares"), (iv) debt securities (the "Debt Securities") and (v) warrants to purchase Common Stock, Preferred Stock or Debt Securities (collectively the "Warrants") of the Company.

     The Debt Securities are to be issued under an indenture, dated as of
March 15, 1987 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as successor to First Trust of Illinois, National Association (as the successor to Bank of America Illinois, formerly known as Continental Illinois National Bank and Trust Company of Chicago), as Trustee. The Preferred Stock is to be issued under the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Company and a certificate of designations (a "Certificate of Designations") to be approved by the Board of Directors of the Company or a committee thereof and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") pursuant to
Section 151 of the General Corporation Law of the State of Delaware. The Depositary Shares are to be issued under a deposit agreement (the "Deposit Agreement") to be entered into between the Company and a depositary to be named by the Company. The Common Stock is to be issued under the Certificate of Incorporation. The Warrants are to be issued under one or more warrant agreements (each, a "Warrant Agreement") to be entered into between the Company and warrant agents to be named by the Company.
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Brunswick Corporation
August 12, 1996
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         Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof as part of the Corporate Proceedings in connection with the issuance of the Securities. We have examined or are otherwise familiar with the Certificate of Incorporation, the By-Laws of the Company, as amended, the Company's Registration Statement on Form S-3 (the "Registration Statement") pursuant to which the Securities are to be registered under the Securities Act of 1933, as amended, the Corporate Proceedings and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:  (i) the Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms, and the Debt Securities issuable thereunder will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture; (ii) upon the execution and delivery of the Deposit
Agreement and the applicable Warrant Agreement, the completion of all
Corporate Proceedings, the execution, authentication, issuance and delivery of the Depositary Shares and the Warrants and the payment therefor, respectively, pursuant to such agreements, such Deposit Agreement or Warrant Agreement, as the case may be, will become a valid and binding instrument of the Company, enforceable against the Company in accordance with its respective terms, and the Securities issuable thereunder will be legal, valid and binding obligations of the Company, entitled to the benefits of the Deposit Agreement or the applicable Warrant Agreement, respectively; (iii) upon the authorization, execution, delivery and filing with, and recording by, the Delaware Secretary of State of the Certificate of Designations, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Preferred Stock and payment therefor pursuant to such Certificate of Designations, the Preferred Stock will be duly and validly authorized and issued, fully paid and non-assessable; and (iv) upon the authorization of issuance of the Common Stock, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Common Stock and payment therefor, the Common Stock will be duly and validly authorized and issued, fully paid and non-assessable; including in each case such terms for such Securities as are established pursuant to the Corporate Proceedings in accordance with the respective terms thereof; and, except in each case as enforcement of provisions of such instruments and agreements may be limited by bankruptcy or other laws of general application affecting the enforcement of creditors' rights and by general equity principles.
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Brunswick Corporation
August 12, 1996
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     We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and to being named in the Prospectus relating thereto under the caption "Legal Opinions" with respect to the matters stated therein.

                                            Very truly yours,



                                            MAYER, BROWN & PLATT